Exhibit 10.18
Rush Street Interactive, Inc.
900 N. Michigan Avenue, Suite 950
Chicago, Illinois 60611

March 5, 2024
VIA ELECTRONIC MAIL
Richard Schwartz

Re:    Amended & Restated Offer of Employment from Rush Street Interactive, Inc.
Dear Richard Schwartz:
We are pleased to confirm our amended and restated offer of employment to you as the Chief Executive Officer of Rush Street Interactive, Inc. (the "Company") and Rush Street Interactive, LP ("RSILP"). The purpose of this letter is to set forth the terms of our amended and restated offer of employment.
Start Date & Compensation
Your employment already commenced on August 12, 2021. Your current bi-weekly base salary is $23,608, which, annualized equals $613,800 ("Base Salary"). Base Salary is paid in accordance with the Company's typical payroll procedures and is prorated for any partial months worked.
Upon your Start Date, you became eligible to participate in any employee benefit plans that are generally available to the Company’s and RSILP’s senior executives subject to the terms and conditions of those plans. You may refer to the Company’s and RSILP’s summary plan description and its policies for more detailed information about the Company’s and RSI’s benefit policies and programs.
On the commencement of your employment, you became eligible to participate in the Company's discretionary bonus plan. Bonuses under the plan are determined in the Company’s discretion and may be changed or discontinued at any time, provided that if the bonus plan is discontinued or your discretionary bonus opportunity is materiality reduced, this would provide Good Reason for your termination, subject to the Company’s right to cure as set forth below.
Upon your execution of this letter, your discretionary target bonus under the current bonus plan will be 110% of any Base Salary that was actually paid out during the bonus plan year; provided, however, that your actual discretionary bonus may be anywhere from 80% to 140% of your Base Salary; provided further that receiving a bonus in this range is to be based on your achievement of to-be-defined performance goals related to corporate/financial and individual objectives (e.g., related to revenues, EBITDA). Subject to applicable law, discretionary bonus awards are contingent upon your performance and continued employment with the Company on the discretionary bonus payment date.
In addition, upon your execution of this letter, you will be eligible to participate, subject to its terms and conditions, in the Company's long-term incentive compensation plan (as may be amended, modified or supplemented, the "Long-Term Compensation Plan"). The amount of your annual long-term incentives under the Long-Term Incentive Plan is to be equal to at least 8.3 times your annual Base Salary, with the final amount to be determined by the Compensation Committee of the Company’s Board of Directors (the “Board”). Subject to the terms of the Long-Term Compensation Plan, your Long-Term Compensation grants shall vest on the same terms as incentive equity awards granted to similarly situated senior executives of the Company.
Duties
You are employed as Chief Executive Officer of the Company and report to the Company's Board. In this capacity, you are a member of the Company’s senior executive team and will be responsible for the overall performance of the Company, including overseeing the development and expansion of the Company’s internet gaming business as well as any other initiatives undertaken by the Company. During your employment as Chief Executive Officer, you may continue to serve as a member of the Board. It is the Company’s policy that any Company employee, including any senior executive, serving as a member of the Board shall not be entitled to receive any additional compensation for such service on the Board. Accordingly, other than compensation granted to you prior to the date of this letter in connection with your service as a member of the Board, in the event you serve as a member of the Board, you shall not be entitled to any additional compensation for such service.
During your employment with the Company, you will devote your full working time in service as Chief Executive Officer.
Payments at Termination
If, during your employment with the Company, you are terminated without Cause or resign for Good Reason, you will receive the following benefits provided you sign and do not revoke a release agreement in a form provided to you by the Company:
i)    a prorated annual bonus for the year of termination based on actual performance;
ii)    a cash severance payment equal to the sum of your annualized Base Salary and target bonus; provided, however, that if you are terminated without Cause or resign for Good Reason within twenty-four (24) months following a Change of Control, such amount shall increase to 2.5 times the sum of your annualized Base Salary and total bonus opportunity (meaning the greater of your target bonus or the average actual bonus paid over the most recent two years prior to the Change of Control). Any cash severance payment will be payable in 12 monthly installments (subject, potentially, to any delay required to avoid 409A penalties) or in a lump sum at the Company’s discretion; and
iii)    payment of COBRA health care continuation premiums for 12 months, provided that you timely elect COBRA coverage; and
iv)    partial accelerated vesting of unvested time-based equity awards (specifically acceleration of equity that would have otherwise vested within 12 months following the date of termination) with any performance-based equity earned based on pro-rata amount (from start of performance period through date of termination) and actual performance at end of performance period.
Treatment of Equity Upon a Change of Control

Upon any change of control (“Change of Control” as that term is defined in the Company’s policies) during your employment with the Company, with respect to any of the Long-Term

Compensation Plan equity grants described above that you have received, but have not vested, the following treatment shall apply:

•If, during your employment with the Company, you are terminated without Cause or resign for Good Reason within twenty-four (24) months following a Change of Control:
oAny granted but unvested time-based equity awards shall vest in full; and
oAny granted but unvested performance-based equity awards fully vest, based upon the greater of target or Company’s actual performance achieved (as set forth in the award agreement) until the date of the Change of Control.

•Any granted but unvested performance-based equity awards shall immediately, at the successor entity’s option, be replaced with new performance-based publicly traded equity awards, provided that if replaced, the value of and associated performance conditions (including the time period for such performance and vesting) of any such replacement awards can be substantially replicated to those of any performance-based equity award being replaced.

•If the successor entity does not assume, convert, or replace the performance-based equity awards as set forth above, such performance-based equity awards shall fully vest, based upon the greater of target or Company’s actual performance achieved (as set forth in the award agreement) through the date of the Change of Control.

For the purposes of this letter "Cause" means your:
i)willful failure to substantially perform the lawful instructions of the Company (other than as a result of total or partial incapacity due to physical or mental illness) following the Company's written notice to you of such failure and you failing to cure such failure within 10 days;
ii)theft or embezzlement of Company property;
iii)dishonesty in the performance of your duties resulting in material harm to the Company;
iv)failure or inability to obtain or maintain required licenses/permits as required by any applicable statute, rule, or regulation relating to gaming in jurisdictions where the Company has operations or seeks to have operations, provided that if curable, you shall have the opportunity to avail yourself of any appeal of any denied license or permit provided that you are permitted to continue working for the Company during such appeal period;
v)inability to work for the Company at the direction of any applicable gaming board or commission;
vi)engaging in any act that constitutes (a) a felony under the laws of the United States or any state or federal district thereof or, where applicable, any other equivalent offence (including a crime subject to a custodial sentence) under the laws of any applicable jurisdiction, or (b) any other crime involving moral turpitude;
vii)willful or gross misconduct in connection with the exercise or failure to exercise your duties which, in the reasonable good faith judgment of the Company, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its affiliates; or
viii)breach of the provisions of any restrictive covenant with the Company or its affiliates.
For the purposes of this letter "Good Reason" means any of the following occurrences, which the Company fails to cure within 30 days of you giving written notice of any event that would constitute Good Reason:
i)a material diminution in your Base Salary or annual bonus opportunity;
ii)a material diminution in your authority, duties or responsibilities;
iii)a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are directed or required to report;
iv)a material change in the geographic location (in excess of 50 miles) at which you are required to perform the services required by your position; or
v)any other action or inaction that constitutes a material breach of any agreement under which you provide services to the Company.
At-Will Employment
Your employment with the Company will be, at all times, at will rather than for a defined period. This means that you may leave your employment with the Company at any time, and the Company may, in its sole discretion, terminate your employment at any time without notice and for any reason or no reason at all. No one other than the Company's Board has the authority to alter the at-will nature of your employment, to enter into an agreement for employment for a specified period of time, or to make any agreement that amends or alters the terms and conditions of this letter, and in any case, any such agreement must be in writing, must reference this letter of agreement and must be signed by the Chairman of the Board.
Compliance with Gaming Laws
As required by the statutes, rules and regulations relating to gaming where the Company operates or is regulated (collectively, the "Gaming Laws"), you must timely obtain and maintain all permits or licenses required under the Gaming Laws. In addition, you agree to comply with all Gaming Laws applicable to you as an employee, officer and/or director of the Company as well as to assist the Company, as necessary, in complying with the Gaming Laws.
Notwithstanding any other provision of this offer, if you fail to comply with the Gaming Law or if you are denied a required license or permit following the end of all applicable appeal periods, or if a regulator in a jurisdiction where the Company operates or is regulated requires that the Company terminate your employment, your employment shall terminate immediately, without notice or action and without liability on the part of Company.
Confidentiality Obligations
During and after your employment with the Company, you will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within the scope of your duties with the Company. Anything herein to the contrary notwithstanding, this provision shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information; or (ii) as to information that becomes generally known to the public other than due to your violation of this provision. “Company Confidential Information” means information known to you to constitute trade secrets or proprietary information belonging to the Company or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the company or its business, operations, or internal matters, in each case, received by you in the course of your employment by the Company or in connection with your duties with the Company. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation.  You do not need the prior authorization of the Company to make any such reports or disclosures and you shall not be required to notify the Company that such reports or disclosures have been made.
Additional Conditions of Employment and Offer Terms
In addition to compliance with Gaming Laws, please note that this amended and restated offer and your continued employment with the Company are contingent upon:
1.Your successful completion of any pre-employment screening process that the Company may require, which includes verification of your eligibility to work and the signing any requisite authorization forms to facilitate such efforts;
2.You remaining in good standing with the Company and, in its discretion, any applicable gaming boards/commissions and the Company receives all required approvals to create your position from gaming boards/commissions;
3.Your execution of additional agreements and your pledge to perform additional obligations as required, from time to time, by Company policy, applicable law, and Gaming Laws. Your eligibility for salary increases, bonuses and to participate in any Long-Term Compensation will require your execution of and adherence to restrictive covenants and such other agreements;
4.Your acknowledgement and continued agreement that, in addition to the terms mentioned in this offer letter, you will be subject to the rules and regulations applicable to all Company employees;
5.Your acknowledgement that your ownership of any equity is subject to any policy that may be adopted by the Company, including any phase-in requirements;
6.Your acknowledgement that all disputes arising out of your employment shall be resolved by arbitration;
7.Your acknowledgement that any amounts paid or payable pursuant to agreement are subject to recoupment to the extent necessary to comply with applicable law (including Dodd-Frank Act requirements) and/or any policy that the Company may adopt);

8.Your acknowledgement that payments of amounts or awards due pursuant to this amended and restated letter may be delayed in the Company’s discretion for the purpose of complying with Section 409A as advised by counsel; and
9.Your execution of a confidentiality and restrictive covenant agreement in a form provided by the Company. Such agreement will, among other things, prohibit you (except as expressly permitted by this letter) from being employed, or working with in any manner, any internet or application business or gaming establishment doing business in the United States where wagering is allowed including sports betting platforms or any business subject to applicable gaming laws and regulations under any applicable laws where the business operates or is regulated, for a period of 18 months following the termination of your employment with the Company. The agreement will also prohibit you from soliciting the Company’s personnel for a period of 18 months after your employment is terminated for any reason.
10.In the event of any inconsistency between the terms of this Agreement and any executive change in control or other severance plan approved by the Compensation Committee, the more favorable terms to you of any such plan or this Agreement shall govern and control.
By signing below, you represent and warrant that you are not currently a party to any agreement or other restriction that you would violate by accepting this offer and performing the duties contemplated by this offer. This offer letter constitutes the entire agreement between you and the Company and supersede all prior agreements, understandings, or arrangements, whether oral or written, among the parties with respect to any matter related to this employment offer.

Please accept this offer by signing this amended and restated offer of employment where indicated and returning it to me.

Sincerely,

/s/ Kyle Sauers
Kyle Sauers
Chief Financial Officer
Rush Street Interactive, Inc.

I accept and agree to all terms and conditions of this amended and restated offer of employment:

/s/ Richard Schwartz	March 5, 2024
Richard Schwartz	Date